Taubman Centers, Inc. 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com

CONTACT:
Karen Mac Donald	Robert Perlmutter
Taubman, Director, Communications	Davis Street Land Company
248-258-7469	847-425-4021
kmacdonald@taubman.com	rperlmutter@dslandco.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN COMPLETES PURCHASE OF DAVIS STREET ASSETS

BLOOMFIELD HILLS, Mich., December 28, 2011 -- Taubman Centers, Inc. (NYSE:  TCO) announced the completion of the purchase of The Mall at Green Hills (Nashville, Tenn.), The Gardens on El Paseo and El Paseo Village (Palm Desert, Calif.) from Davis Street Properties of Evanston, Illinois.

“These transactions crown a year of progress on our external growth initiatives,” said Robert S. Taubman, chairman, president and chief executive officer.  “With the addition of these assets, we’ve enhanced both the quality of our portfolio and its anticipated growth rate.”

The consideration for the properties totals $560 million, excluding transaction costs.  The consideration consists of the assumption of $206 million of debt, $281 million in installment notes and the balance in 1.3 million partnership units in The Taubman Realty Group Limited Partnership.  The installment notes are fully cash collateralized with funds drawn from the company’s lines of credit. The notes bear interest at 3.125 percent, and will be repaid with the cash collateral on February 20, 2012.   The number of partnership units issued was determined based on a value of $55 per unit. The partnership units will become eligible to be converted into Taubman Centers’ common shares after one year.  Prior to that date, holders will have the ability to put the units back to the company at the lesser of the current market price of Taubman Centers’ common shares or $55 per share.

About The Mall at Green Hills

The Mall at Green Hills, originally constructed in 1955, is the dominant fashion shopping destination in Nashville.  It has been expanded and renovated many times over the years, including the most recent expansion which added a 149,000 square foot Nordstrom that opened September 16, 2011. The property has 887,000 square feet of total GLA and 375,000 mall tenant GLA and also is anchored by Dillard’s and Macy’s.  The center features many unique-to-the-market tenants including Nordstrom, its only store in Nashville.

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About The Gardens on El Paseo and El Paseo Village

Composed of two adjacent properties across the street from each other, these assets operate as an open-air specialty center.  They anchor El Paseo Avenue, which dominates high-end retail for the entire Coachella Valley, a growing affluent market with significant tourism.  The Gardens on El Paseo was built in 1998 and El Paseo Village was completed in 2010.  Together, they offer 236,000 square feet of total GLA including a Saks Fifth Avenue and 186,000 square feet of mall tenant GLA occupied by fashion-oriented shops.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 27 U.S. owned, leased and/or managed properties, the most productive in the industry, serve major markets from coast to coast. Taubman Centers, founded in 1950, is headquartered in Bloomfield Hills, Michigan and its Taubman Asia subsidiary is headquartered in Hong Kong.   For more information about Taubman, visit www.taubman.com.

References in this press release to “Taubman Centers,” “company” or “Taubman” mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities.  Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the continuing impacts of the U.S. recession and global credit environment, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry and closing, integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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